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                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                                   EXHIBIT II

                    COMPUTATION OF EARNINGS PER COMMON SHARE
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
                                                       Three Months Ended                   Year Ended
                                                            March 31,                       December 31,
                                                   2 0 0 0           1 9 9 9          1 9 9 9         1 9 9 8
                                                   -------           -------          -------         -------


Basic earnings:

Net (loss) income                                 $(1,447,920)    $    613,676      $( 4,655,752)    $(3,696,457)
                                                  ------------    ------------      -------------    ------------

Shares:
     Weighted common shares outstanding            23,296,551       22,240,798        22,352,926       6,836,755

Net (loss) income per share                       $      (.06)    $        .03      $       (.21)    $      (.54)
                                                  ===========     ============      ============     ===========

Diluted earnings:

Net (loss) income                                 $(1,447,920)    $    613,676      $ (4,655,752)    $(3,696,457)
                                                  ------------    ------------       ------------    ------------

Shares:
    Weighted common shares outstanding              23,296,551      22,240,798        22,352,926       6,836,755
    Employee stock options                                 --               --                --              --
    Other stock options                                    --               --                --              --
    Convertible note                                       --               --                --              --
                                                  ------------    ------------       ------------    ------------

Total weighted shares outstanding                  23,296,551       22,240,798        22,352,926       6,836,755
                                                  -----------      -----------       -----------     -----------

Diluted net (loss) income per common share        $      (.06)    $        .03      $       (.21)    $      (.54)
                                                  ===========     ============      ============     ===========


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